Exhibit 99.3

Calix Appoints CEO Carl Russo as Chairman of the Board and Don Listwin as Lead Independent Director
Carl Russo continues as CEO and adds Board Chair responsibilities
SAN JOSE, CA – July 26, 2021 – Calix, Inc. (NYSE: CALX) today announced the Board of Directors has unanimously elected current CEO and Board member, Carl Russo, to Chairman of the Board, combining the CEO and Board Chair roles. The Board has appointed current Board Chairman, Don Listwin, to serve as lead independent director of the Board.
“I want to express my sincere thanks to Don for his guidance and contributions as Chairman of the Board over the past fourteen years as the company embarked on its long-term transformation into a software platforms, systems and services provider,” said Carl Russo, chairman and chief executive officer of Calix. “Now that our strategy is firmly set, the company is executing at a high level and we have built a deep bench of senior leadership talent, I look forward to his guidance as lead independent director.”
Russo has served as CEO since 2002. Listwin has served as Chairman since 2007.
“With Calix capitalizing on major secular disruptions across the industry, the Board concluded it is in the best interests of the company to combine the roles of Chairman and CEO in order to best execute on our plan and vision for the future,” said Don Listwin, Calix Chairman. “With the leadership team in place and executing well, we are well-positioned to generate significant value for all our stakeholders in the years to come, and the Board believes this is the right time for Carl to assume this role.”
About Calix
Calix, Inc. (NYSE: CALX) – Calix cloud and software platforms enable service providers of all types and sizes to innovate and transform. Our customers utilize the real-time data and insights from Calix platforms to simplify their businesses and deliver experiences that excite their subscribers. The resulting growth in subscriber acquisition, loyalty, and revenue creates more value for their businesses and communities. This is the Calix mission; to enable broadband service providers of all sizes to simplify, excite, and grow.
This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the

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forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.

Investor Inquiries:
Tom Dinges
408-474-0080
tom.dinges@calix.com